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AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
MOUNTAIN BANK HOLDING COMPANY

    Pursuant to the Washington Business Corporation Act and RCW 23B.10.70 the following Amended and Restated Articles of Incorporation are submitted for filing.

ARTICLE I
Name

    The name of this corporation is MOUNTAIN BANK HOLDING COMPANY.

ARTICLE II
Authorized Capital Stock

    This corporation is authorized to issue, in the aggregate, 10,000,000 shares, no par value, of a single class of common stock.

ARTICLE III
No Preemptive Rights

    Shareholders of this corporation shall have no preemptive rights to acquire additional shares issued by the corporation.

ARTICLE IV
Director Liability

    A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct which violates RCW 23B.08.310 of the Washington Business Corporation Act, pertaining to unpermitted distributions to shareholders or loans to directors, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE V
No Cumulative Voting

    At each election of directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares of stock held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors will be permitted.

ARTICLE VI
Amendment

    This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by statute. All rights of shareholders of the corporation and all powers of directors of the corporation are granted subject to this reservation.

ARTICLE VII
Nomination of Directors

    Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Such nominations other than by the Board of Directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the corporation not less than 60 days prior to the first anniversary of the date of the last meeting of shareholders of the corporation called for the election of directors.

    Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the corporation which are beneficially owned by each such nominee, and (iv) such other information as would be required by the Federal Securities Laws and the Rules and Regulations promulgated thereunder in respect to any individual nominated as a director of the corporation and for whom proxies are solicited by the Board of Directors of the corporation.

    The Chairman of any meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

ARTICLE VIII
Directors

    The number of directors of the corporation shall not be less than five (5), nor more than twenty-five (25), the exact number of directors to be fixed from time to time in the manner provided in the Bylaws, provided that no amendment to the Bylaws decreasing the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken by the directors (whether through amendment of the Bylaws or otherwise) to increase the number of directors as provided in the Bylaws from time to time unless at least 75 percent of the directors then in office shall concur in said action. The directors shall be divided into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the whole number of.the Board of Directors. At the first annual meeting of shareholders, the Class I directors shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders; the Class II directors shall be elected to hold office for a term expiring at the second succeeding annual meeting of shareholders; and the Class III directors shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders, and in the case of each class, until their respective successors are elected and qualified. At each annual election held after the initial election of directors according to classes, the directors chosen to succeed those whose terms have expired shall be identified as being of the same class as the directors they succeed and shall be elected to hold office for a term expiring at the third succeeding annual meeting after their election, and until their respective successors are elected and qualified.

    Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors for a term of office continuing only until the next election of directors by the shareholders.

    The shareholders may remove one or more directors, with or without cause, by the affirmative vote of the holders of 75 percent or more of the shares entitled to vote at a Special Meeting of Shareholders called expressly for that purpose. A director may not be removed if votes sufficient to elect the director are voted against the director's removal.

    Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of this corporation, the provisions of this Article VIII may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the corporation, without the affirmative vote of the holders of at least 80 percent of the corporation's outstanding common stock.

    DATED this 10th day of April, 2000.

/s/ ROY T. BROOKS Roy T. Brooks, Chief Executive Officer

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AMENDED AND RESTATED ARTICLES OF INCORPORATION OF MOUNTAIN BANK HOLDING COMPANY
ARTICLE I Name
ARTICLE II Authorized Capital Stock
ARTICLE III No Preemptive Rights
ARTICLE IV Director Liability
ARTICLE V No Cumulative Voting
ARTICLE VI Amendment
ARTICLE VII Nomination of Directors
ARTICLE VIII Directors